UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 4, 2005

Exact Name of Registrant as Specified in
	Charter; State of Incorporation;	IRS Employer
Commission File Number	Address and Telephone Number	Identification Number

1-8962	Pinnacle West Capital Corporation	86-0512431
(an Arizona corporation)
400 North Fifth Street, P.O. Box 53999
Phoenix, AZ 85072-3999
(602) 250-1000

1-4473	Arizona Public Service Company	86-0011170
(an Arizona corporation)
400 North Fifth Street, P.O. Box 53999
Phoenix, AZ 85072-3999
(602) 250-1000
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
     This combined Form 8-K is separately filed by Pinnacle West Capital Corporation and Arizona Public Service Company. Each registrant is filing on its own behalf all of the information contained in this Form 8-K that relates to such registrant. Neither registrant is filing any information that does not relate to such registrant, and therefore makes no representation as to any such information.

Item 8.01 Other Events

Item 8.01 Other Events
2005 General Rate Case
     On November 4, 2005, Arizona Public Service Company (“APS”) will file a request with the Arizona Corporation Commission (“ACC”) for a $409.1 million, or 19.9%, increase in its annual retail electricity revenues effective no later than December 31, 2006. The filing is based on a historical test year ended December 31, 2004, adjusted for known and measurable changes. APS expects the ACC to issue a procedural schedule during the next several months detailing the timeline for addressing the request.
     The requested rate increase is necessary to recover the following increased costs (dollars in millions):

	Annual
	Revenue	Percent
	Increase	Increase
Increased fuel and purchased power costs	$246.8	12.0%
Capital structure update	96.8	4.7
Rate base update, including acquisition of the Sundance Power Plant	42.5	2.1
Pension funding	41.2	2.0
Other items	(18.2)	(0.9)

Total increase	$409.1	19.9%

     The request is based on:
•	a rate base of $4.4 billion, which approximates the ACC-jurisdictional portion of the book value of utility plant, net of accumulated depreciation, as of December 31, 2004, subject to certain adjustments, including the acquisition of the Sundance Power Plant, which was completed in May 2005; and

•	a base rate for fuel and purchased power costs (“Fuel and Power Costs”) of $0.030242 per kilowatt-hour (“kWh”) based on estimated 2006 prices.
     The proposed capital structure and costs of capital are as follows:

	Capital
	Structure	Cost of Capital
Long-term debt	45.7%	5.19%
Common stock equity	54.3%	11.50%
Weighted-average cost of capital		8.61%
     APS has proposed an adjustment to accelerate over five years the funding of APS’ underfunded pension liability, and an environmental improvement charge adjustment mechanism that would provide for timely recovery of certain costs related to environmental controls at APS’ fossil-fueled generating facilities.

     APS has requested the following modifications related to the power supply adjustor (“PSA”) approved by the ACC earlier this year:
•	The $0.004 per kWh maximum adjustor rate over the life of the PSA would be eliminated, while the $0.004 per kWh maximum annual change in the adjustor rate would remain in effect;

•	The $776.2 million annual limit on the Fuel and Power Costs under APS’ current base rates and the PSA would be removed or increased;

•	The current provision that APS is required to file a surcharge application with the ACC after accumulated pretax PSA deferrals equal $50 million and before they equal $100 million would be eliminated, thereby giving APS flexibility in determining when a surcharge filing should be made;

•	The costs of renewable energy and capacity costs attributable to purchased power obtained through competitive procurement would be excluded from the existing 90/10 sharing arrangement under which APS absorbs 10% of the Fuel and Power Costs above the base fuel amount and retains 10% of the benefit from Fuel and Power Costs that are below the base fuel amount; and

•	10% of any realized gains or losses resulting from APS’ hedges of Fuel and Power Costs would be retained or absorbed by APS before being subject to the 90/10 sharing provision under the PSA.
     This request does not include the 1.7% PSA surcharge filing presently under consideration by the ACC, nor an expected spring 2006 adjustor filing of approximately 5% as prescribed by the existing PSA order. We currently estimate that approximately 40% of this 5% adjustor request (or a 2% increase) will be to recover unplanned 2005 Palo Verde Nuclear Generating Station (“Palo Verde”) outage costs which were necessary to operate Palo Verde prudently. APS estimates that the additional replacement power cost associated with the unplanned outages at Palo Verde through October 31, 2005, for which APS would be seeking recovery, were approximately $40 million before income taxes.
Earnings Outlook
     In this discussion, earnings per share amounts are after income taxes and are based on diluted common shares outstanding. The earnings guidance in this Form 8-K Report supersedes all previous earnings guidance provided by Pinnacle West Capital Corporation (“Pinnacle West” or the “Company”).
     Our earnings forecasts are subject to numerous risks, including those described under “Forward-Looking Statements” below and under “Business Outlook” in Part I, Item 2 of our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2005 (the “June Form 10-Q”). Our estimates as to how several of these risks and other factors may affect future earnings follow:

•	During the past several years, our real estate subsidiary, SunCor Development Company (“SunCor”), has focused its business strategy on real estate development services. As a result, we currently estimate that SunCor’s earnings will be between $40 million and $50 million ($0.40 to $0.50 per share) in each of the next two years.

•	We assume that our Fuel and Power Costs will be recovered through base rates or as part of our current PSA surcharge filing request or deferred for future recovery under the PSA, excluding such costs not recoverable pursuant to the 90/10 sharing provision under the PSA.

•	Gross margin contributions from our marketing and trading segment, excluding margins attributable to structured transactions originated in prior years, and margins attributable to commodity sales by APS Energy Services Company, Inc. are assumed to be negligible in each of the next two years.
     2005 Earnings Outlook
     We expect earnings for 2005 to be within a reasonable range of $3.00 per share, including earnings attributable to PSA cost deferrals of approximately $0.95 per share, before giving effect to (a) the $87 million after-tax regulatory disallowance resulting from APS’ retail rate settlement approved by the ACC earlier this year; and (b) the $55 million after-tax loss resulting from the sale of our interest in the Silverhawk Power Station.
     2006 Earnings Outlook
     We expect earnings for 2006 to be within a reasonable range of $3.00 per share, including earnings attributable to PSA cost deferrals of approximately $1.30 per share.
     As of October 31, 2005, we had hedged approximately 85% of our exposure to changes in the price of natural gas and purchased power for APS’ native load requirements for 2006. We do not anticipate any substantial change in this hedge position. Based on this hedge position and forward market prices for natural gas as of October 31, 2005, we estimate that (a) APS’ Fuel and Power Costs in 2006 will be approximately $834 million before income taxes and (b) an increase (decrease) of $1.00 per MMBtu in the price of natural gas would increase (decrease) APS’ pretax Fuel and Power Costs in 2006 by approximately $12 million. Our estimate of APS’ Fuel and Power Costs in 2006 has increased substantially over the last several months primarily as a result of rapidly escalating natural gas prices; the timing of incremental hedge positions; changes in forecast generation load and sales; changes in forecast off-system sales margins primarily attributable to changes in forward market spark spreads; and changes in forecast natural gas transportation fixed costs, such as demand charges and imbalance fees. As noted above, the PSA includes a $776.2 million annual limit on Fuel and Power Costs under APS’ current base rates and the PSA. We assume that the $776.2 million annual limit is not an automatic disallowance of prudently incurred costs above this level, and we believe our existing ACC order does not predetermine any disallowance of prudently incurred fuel costs other than such costs not recovered pursuant to the 90/10 sharing provision under the PSA. We currently estimate that APS’ Fuel and Power Costs in 2006 will exceed the $776.2 million limit in the fourth quarter of

2006. Our estimate of Fuel and Power Costs is subject to further significant change due to the volatile nature of certain of the factors and assumptions described in this paragraph.
     2007 Earnings Outlook
     We estimate that our base level of earnings for 2007 will be within a reasonable range of $2.70 per share, including earnings attributable to PSA cost deferrals of approximately $1.75 per share, before considering any potential earnings benefit derived from a rate increase effective at any time during 2007.
     Assuming our request is granted effective December 31, 2006, we expect earnings for 2007 to be within a reasonable range of $3.75 per share, including an earnings contribution from APS of approximately $3.30 per share (equivalent to a return on APS’ average common equity of approximately 10.4%), including earnings attributable to PSA cost deferrals of approximately $0.25 per share.
Forward-Looking Statements
     This Report on Form 8-K contains forward-looking statements based on current expectations, and neither Pinnacle West nor APS assumes any obligation to update these statements or make any further statements on any of these issues, except as required by applicable law. These forward-looking statements are often identified by words such as “estimate,” “predict,” “hope,” “may,” “believe,” “anticipate,” “plan,” “expect,” “require,” “intend,” “assume” and similar words. Because actual results may differ materially from expectations, we caution readers not to place undue reliance on these statements. A number of factors could cause future results to differ materially from historical results, or from results or outcomes currently expected or sought by Pinnacle West or APS. In addition to the “Risk Factors” described in Exhibits 99.1 and 99.2 to the June Form 10-Q, these factors include, but are not limited to:
•	state and federal regulatory and legislative decisions and actions, including the outcome or timing of the rate case filed with the ACC on November 4, 2005;

•	the timely recovery of PSA deferrals and our assumption that the ACC will address the $776.2 million annual limit on the amount of Fuel and Power Costs that can be reflected in existing rates and the PSA, and our assumption that currently effective ACC orders remain effective until changed or superseded by the ACC, as described herein;

•	the ongoing restructuring of the electric industry, including the introduction of retail electric competition in Arizona and decisions impacting wholesale competition;

•	the outcome of regulatory, legislative and judicial proceedings relating to the restructuring;

•	market prices for electricity and natural gas;

•	power plant performance and outages;

•	transmission outages and constraints;

•	weather variations affecting local and regional customer energy usage;

•	customer growth and energy usage;

•	regional economic and market conditions, including the results of litigation and other proceedings resulting from the California energy situation, volatile fuel and purchased power costs and the completion of generation and transmission construction in the region, which could affect customer growth and the cost of power supplies;

•	the cost of debt and equity capital and access to capital markets;

•	current credit ratings will remain in effect for any given period of time;

•	our ability to compete successfully outside traditional regulated markets (including the wholesale market);

•	the performance of our marketing and trading activities due to volatile market liquidity and any deteriorating counterparty credit and the use of derivative contracts in our business (including the interpretation of the subjective and complex accounting rules related to these contracts);

•	changes in accounting principles generally accepted in the United States of America and the interpretation of those principles;

•	the performance of the stock market and the changing interest rate environment, which affect the amount of required contributions to Pinnacle West’s pension plan and APS’ nuclear decommissioning trust funds, as well as the reported costs of providing pension and other postretirement benefits;

•	technological developments in the electric industry;

•	the strength of the real estate market in SunCor’s market areas, which include Arizona, Idaho, New Mexico and Utah; and

•	other uncertainties, all of which are difficult to predict and many of which are beyond the control of Pinnacle West and APS.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE WEST CAPITAL CORPORATION
(Registrant)

Dated: November 4, 2005	By:	/s/ Donald E. Brandt

Donald E. Brandt
Executive Vice President and Chief Financial Officer

ARIZONA PUBLIC SERVICE COMPANY
(Registrant)

Dated: November 4, 2005	By:	/s/ Donald E. Brandt

Donald E. Brandt
Executive Vice President and Chief Financial Officer